Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 30, 2007, with respect to the consolidated balance sheets of Midway Gold Corp. as of December 31, 2006 and 2005 and the related consolidated statement of operations and deficit and cash flows for the each of the years in the three year period ended December 31, 2006 included herein.

/s/ KPMG LLP

KPMG LLP

Chartered Accountants

Vancouver, Canada

November 23, 2007